Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts
	Company:	Mark H. Burroughs (732) 542-2800
	Investors:	Jennifer Beugelmans (646) 596-7473
	Media:	Kelly Hennessy (617) 227-0552
January 22, 2010
OSTEOTECH, INC. ADOPTS STOCKHOLDER RIGHTS PLAN
Osteotech, Inc. (NASDAQ: OSTE) announced today that its Board of Directors adopted a Stockholder Rights Plan. The rights plan is designed to discourage coercive or unfair takeover tactics and to provide fair and equal treatment for all stockholders of the Company in the event that an unsolicited offer is made to acquire the Company. To implement the rights plan, the Board authorized the distribution of one right for each outstanding share of common stock of the Company to holders of record as of the close of business on February 2, 2010. The rights will expire on January 22, 2020.
The rights will initially trade only with the shares of common stock to which they are attached, and generally become exercisable only if a person or group becomes an “Acquiring Person” (as defined in the plan) by accumulating “beneficial ownership” (as defined in the plan) of 15% or more of the Company’s outstanding common stock. At such time, each right will entitle the stockholder (other than an Acquiring Person) to purchase shares of the Company’s preferred stock or, in some circumstances, shares of the acquiring person’s common stock, having a value equal to twice the exercise price of the right (initially, $23.00 per right).
The rights plan provides that a person or group currently owning 15% or more of the Company’s outstanding common stock will not be deemed to be an “Acquiring Person” if the person or group does not subsequently accumulate an additional 1% of the Company’s outstanding common stock through open market purchases, expansion of a group or other means.
The rights plan requires a committee of independent directors to assess every five years whether the rights plan remains in the best interests of the Company’s stockholders.
Additional details regarding the rights plan, including a copy of the plan, will be outlined in the Company’s filings with the Securities and Exchange Commission. These filings will be available on the SEC’s website at www.sec.gov. In addition, the Company will make available to its stockholders, upon request and at no charge to them, a “Summary of the Rights” (a copy of which will also be filed with the SEC) that describes the material terms of the rights plan.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the stockholder rights plan, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the completion of the Company’s annual financial audit, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For descriptions of these and other factors that could affect our results, see the Company’s most recent Form 10-K and other periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of January 22, 2010 and the Company does not intend to update this information.